Filed pursuant to Rule 433
January 17, 2007

Preliminary Prospectus Supplement dated January 17, 2007 to

Prospectus dated September 20, 2004
Registration Nos. 333-116779 and 333-75808
General Mills, Inc.

$500,000,000 Floating Rate Notes due 2010

$1,000,000,000 5.70% Notes due 2017

Pricing Term Sheet

Floating Rate Notes due 2010

Issuer:	General Mills, Inc.

Size:	$500,000,000

Maturity:	January 22, 2010

Price to Public:	100%

Interest Rate Basis:	LIBOR

Index Maturity:	3 Months

Spread:	+13 basis points

Interest Payment Dates:	The 22nd of January, April, July and October, commencing April 22, 2007

Interest Reset Dates:	The 22nd of January, April, July and October, commencing April 22, 2007

Interest Determination Dates:	Second business day prior to each Interest Reset Date

Day Count Convention:	Actual/360

Redemption Provisions:	None

Settlement:	January 24, 2007

Use of Proceeds:	We intend to use the net proceeds to repay at maturity our outstanding $1.47 billion aggregate principal amount of 5 1/8% notes due 2007, which mature on February 15, 2007, and to repay a portion of our outstanding commercial paper. At November 26, 2006, our commercial paper and other short-term debt had a weighted average interest rate of approximately 5.26% and a weighted average remaining maturity of approximately 29 days.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings:	Baa1/BBB+/BBB+

Joint Book-running Managers:	Banc of America Securities LLC Barclays Capital Inc. J.P. Morgan Securities Inc.

Co-Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Blaylock & Company, Inc., Calyon Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Loop Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, Piper Jaffray & Co., Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Pricing Term Sheet

5.70% Notes due 2017

Issuer:	General Mills, Inc.

Size:	$1,000,000,000

Maturity:	February 15, 2017

Coupon:	5.70%

Price to Public:	99.775%

Yield to Maturity:	5.729%

Spread to Benchmark Treasury:	+ 95 basis points

Benchmark Treasury:	UST 4.625% due 11/15/2016

Benchmark Treasury Yield:	4.779%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2007

Day Count Convention:	30/360

Redemption Provisions:

Make-whole call	At any time at a discount rate of U.S. Treasury plus 20 basis points

Settlement:	January 24, 2007

Use of Proceeds:	We intend to use the net proceeds to repay at maturity our outstanding $1.47 billion aggregate principal amount of 5 1/8% notes due 2007, which mature on February 15, 2007, and to repay a portion of our outstanding commercial paper. At November 26, 2006, our commercial paper and other short-term debt had a weighted average interest rate of approximately 5.26% and a weighted average remaining maturity of approximately 29 days.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings:	Baa1/BBB+/BBB+

Joint Book-running Managers:	Banc of America Securities LLC Barclays Capital Inc. J.P. Morgan Securities Inc.

Co-Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Blaylock & Company, Inc., Calyon Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Loop Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, Piper Jaffray & Co., Wells Fargo Securities, LLC

      Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

      The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 1-888-227-2775, Ext. 2663 and J.P. Morgan Securities Inc. collect at 1-212-834-4533.